EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Rich Yonker
Vitesse
+1.805.388.3700

Amy Feng
The Abernathy MacGregor Group
+1.213.630.6550

Vitesse Reports Fourth Quarter and Fiscal Year 2010 Results

CAMARILLO, Calif. — December 1, 2010 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today reported its financial results for the fourth quarter and audited fiscal year 2010 ended September 30, 2010.

Fiscal Year 2010 Highlights

•                  Net revenues of $166.0 million compared with $168.2 million in fiscal year 2009.

•                  Product revenues increased to $165.6 million from $154.9 million in the prior year.

•                  Product margins increased to 56.4% from 49.4% in the prior year.

•                  Introduced 30 new products, nearly double the products introduced in fiscal year 2009.

•                  Successfully remediated the outstanding material weaknesses related to internal controls over financial reporting.

CEO Commentary

“We closed fiscal year 2010 on a strong note, achieving the top end of our guidance for both quarterly revenue and gross margins and made solid progress in moving our business forward based on the overall objectives that were set last year,” said Chris Gardner, CEO of Vitesse. “Most importantly, we generated an operating profit and met our target to deliver 30 new products in 2010, which is now driving an increasing flow of new design wins. We look forward to seeing our investment in new product development translate into sustained revenue growth, which is expected to start towards the end of 2011 and ramp up in 2012.”

“During 2010, our revenue remained about flat with 2009 levels in spite of the economic climate, industry wide component shortages and a declining contribution from our legacy storage business. Our product revenue grew nearly 7.0% to $165.6 million and revenue from our core products in Carrier and Enterprise Networking increased approximately 15.0% to $148.4 million. Product margins increased significantly during the year and the Company generated positive cash flow from operations. By moving our manufacturing to an outsourced model, we reduced fixed costs, increased margins and shortened our cycle times. We now have a strong foundation and robust product pipeline for profitable growth in the years ahead.”

“Lastly, we are pleased that we fully remediated the outstanding material weaknesses and received a clean audit opinion for our fiscal year 2010 audit. This is the result of intense efforts by our operations and finance teams and allows us to start the process towards a relisting on the

NASDAQ exchange. We will continue to invest in our financial and operating systems and expect to begin the implementation of a new ERP system in 2011.”

Fiscal Year 2010 Financial Results Summary

Net revenues for fiscal year 2010 were $166.0 million, a decrease of 1.3% compared with $168.2 million reported for fiscal year 2009. Net product revenues were $165.6 million, a 6.9% increase from $154.9 million in fiscal year 2009. Intellectual property revenues were $0.4 million, compared to $13.3 million in fiscal year 2009.

Carrier Networking product revenues were $72.4 million, or 43.7% of product revenues, compared with $69.0 million, or 44.5% in fiscal year 2009. Enterprise Networking product revenues were $76.0 million, or 45.9% of product revenues, compared with $60.4 million, or 39.0%, in fiscal year 2009.

Core Carrier and Enterprise Networking product revenues were $148.4 million, or 89.6% of product revenue. Non-core product revenues were $17.3 million, or 10.4% of product revenues.

Cost of revenues decreased $6.2 million to $72.2 million in fiscal year 2010, compared with $78.4 million in the prior year. Product margins increased to 56.4% in fiscal year 2010, from 49.4% in the prior year. Product margins are product revenues less cost of revenues, as a percentage of product revenues.

R&D expenses were $51.1 million in fiscal year 2010, compared with $45.7 million a year ago, an increase of $5.4 million, or 11.8%. Selling, general and administrative expenses decreased to $37.8 million, or 22.8% of net revenues, compared with $40.2 million, or 23.9% of net revenues a year ago.

The Company’s income from operations was $4.0 million compared with an operating loss of $179.0 million in fiscal year 2009. Non-GAAP income from operations was $7.1 million compared with $7.0 million in fiscal year 2009.

The Company’s net loss was $20.2 million, or $0.96 per share in fiscal year 2010, compared with a net loss of $194.0 million, or $16.92 per share in fiscal year 2009. Included in the fiscal year 2010 net loss is a $21.3 million loss on debt extinguishment and a $7.9 million gain from the fair value adjustment of the 2024 and 2014 embedded derivatives. Fiscal year 2009 results included non-cash expense of $191.4 million for goodwill impairment and a $12.2 million fair value adjustment to the derivative liability associated with the 2024 debentures.

Non-GAAP net loss was $3.5 million in fiscal year 2010 compared with non-GAAP net income of $4.1 million in fiscal year 2009. On a per share basis, non-GAAP net loss was $0.17 per share in fiscal year 2010 compared with non-GAAP net income per share of $0.35 in the prior fiscal year.

Balance Sheet Overview

At September 30, 2010, the Company had cash and cash equivalents of $38.1 million, a decrease from $57.5 million a year ago. This decrease was driven primarily by the partial repayment of our senior debt and the 2024 debentures, plus related legal services and other fees to complete the debt restructuring. Inventory totaled $27.3 million, an increase of $8.5 million from a year ago, while current liabilities totaled $36.4 million, a decrease of $21.0 million from $57.4 million a year ago. Working capital was $48.0 million on September 30, 2010, compared with $39.4 million a year ago.

Fourth Quarter 2010 Financial Results Summary

Net revenues were $42.9 million in the fourth quarter of fiscal year 2010, an increase of 9.5% compared with $39.2 million reported for the fourth quarter of fiscal year 2009, and an increase of 14.3% compared with $37.5 million in the third quarter of fiscal year 2010.

Product revenues were $42.8 million, a 9.3% increase from $39.2 million the same quarter in fiscal year 2009, and a 14.1% increase from $37.5 million reported for the third quarter of fiscal year 2010. Revenues from licensing intellectual property were $67,000 compared with zero in both the year-earlier quarter and the third quarter of fiscal year 2010.

Carrier Networking product revenues were $21.0 million, or 49.0% of net revenues, compared with $17.4 million, or 44.5%, from the prior year, and $15.0 million, or 39.9%, in the third quarter of fiscal year 2010. Enterprise Networking product revenues were $19.3 million, or 45.0% of net revenues, compared with $16.4 million, or 41.8%, a year ago and $18.7 million, or 49.9%, in the third quarter of fiscal year 2010. Non-core product revenues were $2.5 million, or 5.8% of net revenues, compared with $5.4 million, or 13.7% a year ago and $3.8 million, or 10.2%, in the third quarter of fiscal year 2010.

Cost of revenues decreased $2.4 million to $18.1 million in the fourth quarter of fiscal year 2010, compared with $20.4 million in the same quarter in fiscal year 2009 and $15.7 million in the third quarter of fiscal year 2010. Product margins increased to 57.8% in the fourth quarter of fiscal year 2010, from 47.8% in the year-earlier quarter. Product margins were 58.2% in the third quarter of fiscal year 2010.

R&D expenses were $13.2 million for the fourth quarter of fiscal year 2010, compared with $12.0 million a year ago, an increase of $1.2 million or 10.1%, and $13.7 million in the third quarter of fiscal year 2010, a decrease of $0.5 million or 3.5%. Selling, general and administrative expenses were $9.5 million, or 22.2% of net revenues for the fourth quarter of fiscal year 2010 compared with $8.5 million, or 21.6% of net revenues a year ago and $8.7 million, or 23.1% of net revenue in the third quarter of fiscal year 2010.

The Company’s income from operations was $1.9 million in the fourth quarter of fiscal year 2010, compared with an operating loss of $1.8 million in the year-ago quarter and an operating loss of $694,000 in the third quarter of fiscal year 2010.

Non-GAAP income from operations was $2.6 million in the fourth quarter of fiscal year 2010 compared with a non-GAAP loss from operations of $1.0 million in the fourth quarter of fiscal year 2009.

The Company’s net income in the fourth quarter of fiscal year 2010 was $14.8 million, or $0.42 per diluted share, compared with a net loss of $9.5 million, or $0.83 per share, in the fourth quarter of fiscal year 2009 and net income of $33.0 million, or $0.99 per diluted share, in the third quarter of fiscal year 2010. Included in the fourth quarter 2010 net income is a $13.7 million non-cash gain related to the 2014 debentures’ embedded derivative.

Non-GAAP net income was $1.8 million in the fourth quarter of fiscal year 2010 compared with non-GAAP net loss of $1.1 million for the fourth quarter of fiscal year 2009. On a per share basis, fully-diluted non-GAAP net income was $0.05 per share in the fourth quarter of fiscal year 2010 compared with non-GAAP net loss per share of $0.10 in the same quarter of the prior fiscal year.

Financial Outlook

For the first quarter of fiscal year 2011 ending December 31, 2010, Vitesse expects revenues to be in the range of $37.5 to $41.0 million and product margins are expected to be between 58 and 60 percent. Operating expenses are expected to be between $22.5 and $23.5 million.

The Company’s long-term operating model, which assumes a quarterly revenue run rate of $50.0 million or more and is stated as a percentage of product revenue, targets gross margin of 55 to 60 percent; R&D expense of 25 to 28 percent; SG&A expense of 14 to 17 percent; income from operations of 12 to 18 percent; and EBITDA of 15 to 21 percent. The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. Management uses EBITDA measures internally to evaluate the Company’s operating performance before charges that are considered by management to be outside of the Company’s core operating results. In addition, the measures are used for planning and forecasting of the Company’s future periods. Further, the Company is also targeting annual inventory turns of five times and accounts payable and accounts receivable in line with normal industry levels.

Capitalizing on its strong R&D investment in fiscal years 2010 and 2009, the Company plans to introduce 20 new products in fiscal year 2011. The Company expects these new products will begin to make a meaningful contribution to revenue in the end of 2012 while the 30 products introduced during fiscal year 2010 will begin to generate revenue in the end of 2011.

Conference Call Information

A conference call is scheduled for Wednesday, December 1, 2010 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time, to discuss fourth quarter and fiscal year 2010 results. To listen to the conference call via telephone, dial 877-683-1150 (U.S. toll-free) or 706-634-1301 (International) and provide the passcode 23424495. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the Vitesse corporate web site at www.vitesse.com.

The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 800-642-1687 (U.S. toll-free) or 706-645-9291 (International) and entering the passcode 23424495. The audio replay will be available for seven days.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport, and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional Company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

The foregoing paragraphs contain forward-looking statements relating to Vitesse Semiconductor Corporation’s anticipated revenues, revenue growth, margins, operating expenses and future financial performance. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly as a result of a number of factors including general economic conditions, customer reaction to our new products, disruptions in our supply chain, success in meeting our delivery targets, our ability to appropriately manage inventory and competitive market conditions. Other factors that might cause such differences include, but are not limited to, those referenced in the subsection entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2010 filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,
	2010	2009
	(in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$38,127	$57,544
Accounts receivable	15,765	15,074
Inventory	27,273	18,809
Restricted cash	394	398
Prepaid expenses and other current assets	2,913	4,956
Total current assets	84,472	96,781
Property, plant and equipment, net	8,196	7,874
Other intangible assets, net	864	1,541
Other assets	3,997	3,077
	$97,529	$109,273

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,216	$11,191
Accrued expenses and other current liabilities	16,283	14,182
Derivative liability	—	12,209
Deferred revenue	6,926	4,566
Current portion of debt and capital leases	10	5,236
Convertible subordinated debt	—	10,000
Total current liabilities	36,435	57,384

Other long-term liabilities	1,729	1,810
Long-term debt, net of discount	26,070	24,652
Derivative liability	15,476	—
Convertible subordinated debt, net of discount	39,025	86,700
Total liabilities	118,735	170,546
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; 185,709 and no shares outstanding at Septemer 30, 2010 and 2009, respectively	2	—
Common stock, $0.01 par value. 250,000,000 shares authorized; 23,986,531, and 11,544,803 shares outstanding at September 30, 2010 and 2009, respectively	240	115
Additional paid-in-capital	1,816,796	1,756,797
Accumulated deficit	(1,838,326)	(1,818,271)
Total Vitesse Semiconductor Corporation stockholders’ deficit	(21,288)	(61,359)
Noncontrolling interest	82	86
Total stockholders’ deficit	(21,206)	(61,273)
	$97,529	$109,273

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share data)

Product revenues	$42,829	$39,184	$165,633	$154,927
Intellectual property revenues	67	—	357	13,250
Net revenues	42,896	39,184	165,990	168,177
Costs and expenses:
Cost of revenues	18,071	20,436	72,238	78,393
Engineering, research and development	13,193	11,985	51,100	45,706
Selling, general and administrative	9,509	8,467	37,791	40,227
Accounting remediation & reconstruction expense & litigation costs	—	(179)	73	(9,922)
Goodwill impairment	—	—	—	191,418
Amortization of intangible assets	184	292	797	1,360
Costs and expenses	40,957	41,001	161,999	347,182
Income (loss) from operations	1,939	(1,817)	3,991	(179,005)
Other expense (income):
Interest expense, net	2,471	1,186	9,495	4,653
(Gain) loss on embedded derivative	(13,740)	7,573	(7,869)	12,209
Loss on extinguishment of debt	—	—	21,311	—
Other income, net	(247)	(165)	(290)	(223)
Other expense (income), net	(11,516)	8,594	22,647	16,639
Income (loss) before income tax expense (benefit)	13,455	(10,411)	(18,656)	(195,644)
Income tax (benefit) expense	(1,260)	(851)	1,521	(1,451)
Net income (loss) from continuing operations	14,715	(9,560)	(20,177)	(194,193)
Income from discontinued operations, net of tax	121	—	121	71
Net income (loss)	14,836	(9,560)	(20,056)	(194,122)
Net earnings attributable to noncontrolling interest	—	(81)	(1)	(81)
Fair value adjustment of Preferred Stock - Series B	—	—	126	—
Net income (loss) available to common stockholders	$14,836	$(9,479)	$(20,181)	$(194,041)

Basic income (loss) per share:
Continuing operations	$0.61	$(0.83)	$(0.96)	$(16.92)
Discontinued operations	0.01	—	0.01	0.01
Net income (loss) per share	$0.62	$(0.83)	$(0.96)	$(16.92)

Diluted income (loss) per share:
Continuing operations	$0.42	$(0.83)	$(0.96)	$(16.92)
Discontinued operations	0.00	—	0.01	0.01
Net income (loss) per share	$0.42	$(0.83)	$(0.96)	$(16.92)

Weighted average shares outstanding:
Basic	23,948	11,545	21,074	11,478
Diluted	35,213	11,545	21,074	11,478

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share data)

GAAP net income (loss)	$14,836	$(9,560)	$(20,056)	$(194,122)
Adjustments:
Stock-based compensation charges	512	751	2,236	3,132
Amortization of intangible assets	184	292	797	1,360
Accounting remediation & reconstruction expense & litigation costs	—	(179)	73	(9,922)
Goodwill impairment charge	—	—	—	191,417
(Gain) loss on embedded derivative	(13,740)	7,573	(7,869)	12,209
Loss on extinguishment of debt	—	—	21,311	—

Total GAAP to non-GAAP adjustments	(13,044)	8,437	16,548	198,196

Non-GAAP net income (loss)	$1,792	$(1,123)	$(3,508)	$4,074

Basic:
GAAP net income (loss)	$0.62	$(0.83)	$(0.96)	$(16.92)
Adjustments	(0.54)	0.73	0.79	17.27
Non-GAAP net income (loss)	$0.07	$(0.10)	$(0.17)	$0.35

Diluted:
GAAP net income (loss)	$0.42	$(0.83)	$(0.96)	$(16.92)
Adjustments	(0.37)	0.73	0.79	17.27
Non-GAAP net income (loss)	$0.05	$(0.10)	$(0.17)	$0.35

UNAUDITED RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS
TO NON-GAAP INCOME (LOSS) FROM OPERATIONS

GAAP income (loss) from operations	$1,939	$(1,817)	$3,991	$(179,005)
Adjustments:
Stock-based compensation charges	512	751	2,236	3,132
Amortization of intangible assets	184	292	797	1,360
Accounting remediation & reconstruction expense & litigation costs	—	(179)	73	(9,922)
Goodwill impairment charge	—	—	—	191,417

Total GAAP to non-GAAP adjustments	696	864	3,106	185,987

Non-GAAP income (loss) from operations	$2,635	$(953)	$7,097	$6,982

Non-GAAP Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of adjusted income from operations and adjusted net income as a supplement to financial results based on GAAP income from operations and GAAP net income. The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company’s core operating results. Management uses these measures internally to evaluate the Company’s in-period operating performance before taking into account these non-operating gains, losses and charges. In addition, the measures are used for planning and forecasting of the Company’s performance in future periods.

In deriving adjusted income from operations from GAAP income from operations, we exclude stock-based compensation charges, amortization of intangible assets, costs associated with accounting remediation, reconstruction expense and litigation and goodwill impairment charges. In deriving adjusted net income from GAAP net income, we further exclude gain or loss on the embedded derivative and the loss we incurred on the extinguishment of debt. Stock-based compensation charges, amortization of intangible assets and gain or loss on the embedded derivative represent charges that recur in amounts unrelated to the Company’s operations. Costs associated with accounting remediation, reconstruction expense and litigation, goodwill impairment charges and our loss on the extinguishment of debt represent non-recurring costs and charges that are not a result of the Company’s operations.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Adjusted income from operations and adjusted net income are in addition to, and are not a substitute for or superior to, income from operations and net income, which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth above. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, costs of our prior restatement and related legal settlement income and costs, goodwill impairment charge, the change in the fair value of our embedded derivatives, and loss on the extinguishment of debt, please see our Form 10-K for the year ended September 30, 2010.